Viad Corp Announces Full Year and Fourth Quarter Results

Full Year Income from Continuing Operations per Share of $0.43

Full Year Income Before Other Items per Share of $0.55

Fourth Quarter Loss from Continuing Operations per Share of $0.35

Fourth Quarter Loss Before Other Items per Share of $0.27

PHOENIX, Feb. 3, 2012 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced full year 2011 income from continuing operations of $8.8 million, or $0.43 per diluted share. Viad’s income before other items was $11.1 million, or $0.55 per diluted share, which excludes restructuring charges of $0.12 per share. This compares to 2010 full year income before other items of $0.19 per share.

  Revenues of $942.4 million were up $97.6 million (11.6%) from 2010
  Segment operating income of $25.4 million was up $10.6 million (72.0%) from 2010
  Free cash flow was $10.0 million versus $23.0 million in 2010
  Cash and cash equivalents were $100.4 million at December 31, 2011
  Debt was $3.2 million, with a debt-to-capital ratio of 0.8% at December 31, 2011
  Net restructuring charges were $3.8 million pre-tax, primarily related to leased facility consolidations and optimization of the Marketing & Events Group’s U.S. service delivery network

Paul B. Dykstra, chairman, president and chief executive officer, said, “We realized significant income per share growth in 2011, and all of our business segments achieved double-digit revenue growth. The Marketing & Events Group returned to profitability, with a $10 million improvement in operating results. Our Travel & Recreation Group’s revenues topped $100 million, with strong operating margins, thanks to the acquisition of some great properties and organic growth. Once again, we finished the year with a strong balance sheet.”

In the fourth quarter, Viad’s loss from continuing operations was $6.8 million, or $0.35 per share. Viad’s loss before other items was $5.3 million, or $0.27 per share, which excludes restructuring charges of $0.08 per share. This compares to the company’s prior guidance of a loss before other items of $0.35 per share to $0.25 per share and the 2010 fourth quarter loss before other items of $0.20 per share.

Fourth Quarter and Full Year 2011 Business Unit Highlights
	Fourth Quarter				Full Year
($ in millions)	2011	2010	Change		2011	2010	Change

Revenues:
Marketing & Events Group:
U.S.	$ 132.7	$ 132.0	$ 0.7	0.5%	$ 631.4	$ 571.0	$ 60.4	10.6%
International	59.2	53.2	6.0	11.2%	218.6	197.8	20.9	10.5%
Intersegment eliminations	(2.1)	(4.7)	2.7	56.0%	(9.4)	(12.3)	2.8	23.1%
Total	189.8	180.5	9.3	5.2%	840.6	756.5	84.1	11.1%
Travel & Recreation Group	7.6	6.5	1.1	17.5%	101.8	88.3	13.5	15.3%
Total	$ 197.4	$ 187.0	$ 10.4	5.6%	$ 942.4	$ 844.8	$ 97.6	11.6%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$ (7.3)	$ (3.3)	$ (4.0)	**	$ (6.3)	$ (15.2)	$ 8.9	58.8%
International	4.1	3.0	1.2	39.5%	11.4	10.1	1.4	13.5%
Total	(3.2)	(0.4)	(2.8)	**	5.2	(5.1)	10.3	**
Travel & Recreation Group	(4.0)	(2.7)	(1.2)	-45.4%	20.2	19.9	0.3	1.6%
Total	$ (7.2)	$ (3.1)	$ (4.1)	**	$ 25.4	$ 14.8	$ 10.6	72.0%

Operating margins:
Marketing & Events Group	-1.7%	-0.2%	-150	bps	0.6%	-0.7%	130	bps
Travel & Recreation Group	-51.8%	-41.9%	-990	bps	19.8%	22.5%	-270	bps
Total	-3.6%	-1.7%	-190	bps	2.7%	1.7%	100	bps

** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Viad’s Marketing & Events Group

FULL YEAR RESULTS

Full year Marketing & Events Group revenue increased $84.1 million to $840.6 million, and group operating results improved $10.3 million from 2010. These improvements were driven by growth in both the U.S. and International segments.

U.S. segment revenue improved $60.4 million to $631.4 million, primarily reflecting increased exhibitor spending, new business wins and positive show rotation of approximately $11 million. Full year base same-show revenue growth was 11.2 percent. U.S. segment operating results improved $8.9 million to a loss of $6.3 million. This improvement was primarily the result of higher revenues, partially offset by higher accruals for performance-based incentives.

Full year International segment revenue increased $20.9 million to $218.6 million, with a $1.4 million increase in operating income. Foreign exchange rate variances favorably impacted revenue and operating income by approximately $9.8 million and $379,000, respectively, versus 2010. Excluding exchange rate variances, International segment revenues and operating income increased $11.1 million and $982,000, respectively, from 2010. The increase in revenues was primarily due to new show wins, positive show rotation of approximately $4 million and base same-show growth. The improvement in International segment operating income for 2011 reflects higher revenues partially offset by higher compensation expenses, including merit increases and the reinstatement of full wages after a temporary reduction in 2010.

Dykstra said, “Our Marketing & Events Group made great strides in 2011, with meaningful revenue growth and improved profitability. Our realigned U.S. sales force was successful in capturing additional exhibitor spending. Our International segment leveraged our leading market positions and the strength of our worldwide network to win new business in the United Kingdom and the Middle East.”

FOURTH QUARTER RESULTS

For the fourth quarter of 2011, the Marketing & Events Group posted operating results in line with prior guidance. Group revenues were $189.8 million, up $9.3 million from the 2010 quarter primarily driven by International segment revenue growth. The group operating loss was $3.2 million as compared to a loss of $370,000 during the 2010 quarter. The expected decline in operating results from the 2010 quarter was driven primarily by higher compensation expenses, a change in business mix and facility move costs.

U.S. segment revenue was $132.7 million, up $687,000 from the 2010 quarter, reflecting base same-show revenue growth of 11.8 percent and greater exhibitor spending, partially offset by lower retail holiday decor revenues and negative show rotation of approximately $4 million. The U.S. segment operating loss increased from $3.3 million to $7.3 million, primarily related to higher accruals for performance-based incentives and a shift in business mix from higher-margin custom holiday installations to lower-margin venue services. In addition, facility move costs related to service delivery network consolidations in the Chicago and San Francisco markets approximated $800,000 during the 2011 quarter.

Fourth quarter International segment revenue increased $6.0 million to $59.2 million, and operating income grew $1.2 million to $4.1 million from the 2010 quarter. The improved results primarily reflect increased revenues partially offset by higher compensation expenses, including merit increases that did not occur in 2009 or 2010. Foreign exchange rate variances did not have a meaningful impact on revenue or operating income versus the 2010 quarter.

Viad’s Travel & Recreation Group

Full year Travel & Recreation Group revenue was $101.8 million with operating income of $20.2 million. Foreign exchange rate variances favorably impacted full year revenue and operating income by approximately $4.3 million and $1.3 million, respectively, versus 2010. Excluding foreign exchange rate variances, the full year revenue increase was $9.2 million, or 10.5 percent, due to the acquisitions of St. Mary Lodge & Resort and Grouse Mountain Lodge as well as organic revenue growth at Brewster. Excluding foreign exchange rate variances, segment operating income decreased $1.0 million. This decline was primarily driven by lower revenues at Many Glacier Hotel (which have high-flow through to operating income), part of which was under renovation during the 2011 season, and the seasonal fourth-quarter operating loss at Denali Backcountry Lodge and Denali Cabins (acquired September 16, 2011).

Travel & Recreation Group results for the seasonally slow fourth quarter were in line with the company’s prior guidance. Revenue increased $1.1 million to $7.6 million, primarily related to the acquisitions of Grouse Mountain Lodge and St. Mary Lodge & Resort. The fourth quarter seasonal operating loss of $4.0 million was $1.2 million larger than the prior year, primarily related to the seasonal operating losses at Grouse Mountain Lodge, St. Mary Lodge & Resort and the Denali properties. Foreign exchange rate variances did not significantly impact 2011 fourth quarter revenues or operating income.

Dykstra said, “Our Travel & Recreation Group achieved solid top-line growth in 2011, with group operating margins of nearly 20 percent. Both Brewster and Glacier Park, Inc. capitalized on initiatives to enhance the guest experience and capture additional revenue per guest. The three strategic acquisitions we executed during the year leverage our full-service hospitality operational expertise, expand our national park footprint in North America and increase the scale of this high-margin business.”

2012 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, “We expect the Marketing & Events Group to benefit from continued industry growth and the cost structure improvements we made during the past few years. We remain focused on delivering high-quality customer service, capitalizing on market opportunities and continuing to increase efficiencies and drive down costs.

“We expect 2012 to be another strong year for the Travel & Recreation Group. We will have a full year of revenue from the Denali properties, and the rooms that were closed for renovation at Many Glacier Hotel in 2011 will be back online for 2012. The Travel & Recreation team remains focused on its initiatives to enhance the guest experience and capture additional spend per guest.”

2012 Full Year Guidance Marketing & Events Group

  Total revenue is expected to increase at a single-digit rate compared to 2011.
    Base same-show revenue is expected to increase at a mid-single-digit rate in the U.S. (Base same-shows are defined as shows that take place in the same city during the same quarter each year.)
    Annualshow rotation, which refers to shows that occur less frequently than annually, is not expected to have a meaningful impact on full year revenue. Quarterly show rotation also includes annual shows that shift quarters from one year to the next.
    First quarter show rotation is expected to negatively impact revenue by approximately $40 million.
    Second quarter show rotation is expected to negatively impact revenue by approximately $10 million.
    Third quarter show rotation is expected to positively impact revenue by approximately $45 million.
    Fourth quarter show rotation is expected to positively impact revenue by approximately $5 million.
    Exchange rate variances are expected to negatively impact revenue by approximately $9 million.
  Operating income is expected to improve by $6 million to $11 million, driven primarily by continued improvements in U.S. segment profitability.

Travel & Recreation Group

  Revenue is expected to increase by approximately 15 percent from 2011, reflecting the full year ownership of Denali Backcountry Lodge and Denali Cabins (acquired September 16, 2011) and St. Mary Lodge & Resort (acquired June 29, 2011), the availability of all rooms at Many Glacier Hotel following renovation closures in 2011 and organic growth. Exchange rate variances are expected to negatively impact revenues by approximately $3 million versus 2011.
  Operating margins are expected to be relatively flat to 2011.

Corporate & Other

  Corporate activities expense is expected to approximate $8 million.
  Exchange rates are assumed to approximate $0.98 U.S. Dollars per Canadian Dollar and $1.55 U.S. Dollars per British Pound. Currency translation is expected to negatively impact income by approximately $0.05 per share.
  The effective tax rate is assumed to approximate 38 percent, as compared to the 2011 effective tax rate on income before other items of 31.4 percent.

2012 First Quarter Guidance

For the first quarter, Viad’s per share results are expected to be in the range of a loss of $0.01 to income of $0.11. This compares to first quarter 2011 income before other items of $0.49 per share. Revenue is expected to be in the range of $250 million to $266 million as compared to $290.1 million in the 2011 first quarter. Segment operating income is expected to be in the range of $2 million to $6 million as compared to $17.3 million in 2011. The decreases from 2011 are expected to be driven primarily by negative show rotation of approximately $40 million in revenue and seasonal operating losses at Denali Backcountry Lodge and Denali Cabins and St. Mary Lodge & Resort, partially offset by expected increases in tradeshow marketing spend (including continued same-show growth).

Implicit within this guidance, are the following group revenue and operating income expectations:

($ in millions)	Group Revenue			Group Operating Income (Loss)
	Low End	High End		Low End	High End

Marketing & Events Group	$ 245.0	to	$ 260.0	$ 8.0	to	$ 12.0
Travel & Recreation Group	$ 5.0	to	$ 6.0	$ (6.5)	to	$ (5.5)

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of full year and fourth quarter 2011 results on Friday, February 3, 2012 at 9 a.m. (ET). To join the live conference, call (800) 779-3189, passcode “Viad,” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (866) 469-7798 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists and affiliates, and its Travel & Recreation Group, comprised of Brewster, Glacier Park, Inc. and Alaskan Park Properties, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contact:
Melinda Keels
Investor Relations
(602) 207-2681
mkeels@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
(000 omitted, except per share data)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Revenues	$ 197,405	$ 186,965	$ 10,440	5.6%	$ 942,364	$ 844,761	$ 97,603	11.6%

Segment operating income (loss)	$ (7,157)	$ (3,087)	$ (4,070)	**	$ 25,376	$ 14,756	$ 10,620	72.0%
Corporate activities (Note A)	(2,479)	(1,971)	(508)	-25.8%	(7,682)	(6,422)	(1,260)	-19.6%
Restructuring charges (Note B)	(2,232)	(1,427)	(805)	-56.4%	(3,782)	(4,222)	440	10.4%
Impairment charges	-	(302)	302	**	-	(302)	302	**
Net interest expense	(155)	(171)	16	9.4%	(732)	(1,251)	519	41.5%
Income (loss) before income taxes	(12,023)	(6,958)	(5,065)	-72.8%	13,180	2,559	10,621	**
Income taxes (Note C)	5,123	2,167	2,956	**	(3,888)	(1,742)	(2,146)	**
Income (loss) from continuing operations	(6,900)	(4,791)	(2,109)	-44.0%	9,292	817	8,475	**
Income from discontinued operations (Note D)	451	262	189	72.1%	451	262	189	72.1%
Net income (loss)	(6,449)	(4,529)	(1,920)	-42.4%	9,743	1,079	8,664	**
Net income (loss) attributable to
noncontrolling interest	142	130	12	9.2%	(533)	(636)	103	16.2%
Net income (loss) attributable to Viad	$ (6,307)	$ (4,399)	$ (1,908)	-43.4%	$ 9,210	$ 443	$ 8,767	**

Amounts Attributable to Viad Common Shareholders:
Income (loss) from continuing operations	$ (6,758)	$ (4,661)	$ (2,097)	-45.0%	$ 8,759	$ 181	$ 8,578	**
Income from discontinued operations	451	262	189	72.1%	451	262	189	72.1%
Net income (loss)	$ (6,307)	$ (4,399)	$ (1,908)	-43.4%	$ 9,210	$ 443	$ 8,767	**

Diluted income per common share (Note E):
Income (loss) from continuing operations
attributable to Viad common shareholders	$ (0.35)	$ (0.24)	$ (0.11)	-45.8%	$ 0.43	$ 0.01	$ 0.42	**
Income from discontinued operations attrib-
utable to Viad common shareholders	0.03	0.02	0.01	50.0%	0.02	0.01	0.01	**
Net income (loss) attributable to Viad
common shareholders	$ (0.32)	$ (0.22)	$ (0.10)	-45.5%	$ 0.45	$ 0.02	$ 0.43	**

Basic income per common share (Note E):
Income (loss) from continuing operations
attributable to Viad common shareholders	$ (0.35)	$ (0.24)	$ (0.11)	-45.8%	$ 0.43	$ 0.01	$ 0.42	**
Income from discontinued operations attrib-
utable to Viad common shareholders	0.03	0.02	0.01	50.0%	0.02	0.01	0.01	**
Net income (loss) attributable to Viad
common shareholders	$ (0.32)	$ (0.22)	$ (0.10)	-45.5%	$ 0.45	$ 0.02	$ 0.43	**

Common shares treated as outstanding for
income per share calculations:
Weighted-average outstanding shares	19,569	19,709	(140)	-0.7%	19,719	19,955	(236)	-1.2%

Weighted-average outstanding and
potentially dilutive shares	19,569	19,709	(140)	-0.7%	20,055	20,277	(222)	-1.1%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

(A)

Corporate Activities — The increase in corporate activities expense for both the year and quarter ended December 31, 2011 was primarily due to higher legal costs related to employee benefits associated with previously divested operations and other matters.

(B)

Restructuring Charges — During 2011 and 2010, Viad recorded restructuring charges of $3.8 million ($2.5 million after-tax) and $4.2 million ($2.6 million after-tax), respectively. Included in these amounts were charges of $2.2 million ($1.5 million after-tax) and $1.4 million ($891,000 after-tax) incurred in the fourth quarters of 2011 and 2010, respectively. The charges primarily related to reorganization activities in the Marketing & Events Group, comprised of the elimination of certain positions as well as facility consolidations.

(C)

Income Taxes — Income taxes for 2011 include the third quarter favorable resolution of tax matters of $103,000. Income taxes for 2010 include the third and fourth quarter favorable resolution of tax matters of $149,000 and $365,000, respectively, and a charge in the first quarter of $1.3 million resulting from a tax adjustment due to health care legislation.

(D)

Income from Discontinued Operations — In 2011 and 2010, Viad recorded income from discontinued operations of $451,000 and $262,000, respectively, related to the reversal of certain liabilities associated with previously divested operations.

(E)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended December 31,				Year ended December 31,
(000 omitted, except per share data)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Net income (loss) attributable to Viad	$ (6,307)	$ (4,399)	$ (1,908)	-43.4%	$ 9,210	$ 443	$ 8,767	**
Less: Allocation to nonvested shares	-	-	-	**	(248)	(11)	(237)	**
Net income (loss) allocated to Viad common
shareholders	$ (6,307)	$ (4,399)	$ (1,908)	-43.4%	$ 8,962	$ 432	$ 8,530	**

Weighted-average outstanding shares	19,569	19,709	(140)	-0.7%	19,719	19,955	(236)	-1.2%

Basic income (loss) per common share
attributable to Viad common
shareholders	$ (0.32)	$ (0.22)	$ (0.10)	-45.5%	$ 0.45	$ 0.02	$ 0.43	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Income (loss) before other items (Note A):
Income (loss) from continuing operations
attributable to Viad	$ (6,758)	$ (4,661)	$ (2,097)	-45.0%	$ 8,759	$ 181	$ 8,578	**
Impairment charges, net of tax	-	268	(268)	**	-	268	(268)	**
Restructuring charges, net of tax	1,501	891	610	-68.5%	2,453	2,613	(160)	6.1%
Resolution of tax matters	-	(365)	365	**	(103)	765	(868)	**
Income (loss) before other items	$ (5,257)	$ (3,867)	$ (1,390)	-35.9%	$ 11,109	$ 3,827	$ 7,282	**

(per diluted share)

Income (loss) before other items:
Income (loss) from continuing operations
attributable to Viad	$ (0.35)	$ (0.24)	$ (0.11)	-45.8%	$ 0.43	$ 0.01	$ 0.42	**
Impairment charges, net of tax	-	0.01	(0.01)	**	-	0.01	(0.01)	**
Restructuring charges, net of tax	0.08	0.05	0.03	-60.0%	0.12	0.13	(0.01)	7.7%
Resolution of tax matters	-	(0.02)	0.02	**	-	0.04	(0.04)	**
Income (loss) before other items	$ (0.27)	$ (0.20)	$ (0.07)	-35.0%	$ 0.55	$ 0.19	$ 0.36	**

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Adjusted EBITDA (Note A):
Net income (loss) attributable to Viad	$ (6,307)	$ (4,399)	$ (1,908)	-43.4%	$ 9,210	$ 443	$ 8,767	**
Income from discontinued operations	(451)	(262)	(189)	72.1%	(451)	(262)	(189)	72.1%
Impairment charges	-	302	(302)	**	-	302	(302)	**
Interest expense	346	397	(51)	12.8%	1,511	1,835	(324)	17.7%
Income taxes	(5,123)	(2,167)	(2,956)	**	3,888	1,742	2,146	**
Depreciation and amortization	7,244	6,938	306	-4.4%	29,126	28,252	874	-3.1%
Adjusted EBITDA	$ (4,291)	$ 809	$ (5,100)	**	$ 43,284	$ 32,312	$ 10,972	34.0%

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Free Cash Flow (Outflow) (Note A):
Net cash provided by (used in)	$ (332)	$ (1,989)	$ 1,657	83.3%	$ 34,736	$ 43,283	$ (8,547)	-19.7%
operating activities
Less:
Capital expenditures	(4,287)	(5,431)	1,144	21.1%	(21,538)	(17,040)	(4,498)	-26.4%
Dividends paid	(806)	(809)	3	0.4%	(3,241)	(3,275)	34	1.0%
Free cash flow (outflow)	$ (5,425)	$ (8,229)	$ 2,804	34.1%	$ 9,957	$ 22,968	$ (13,011)	-56.6%

** Change is greater than +/- 100 percent

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad’s business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

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